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                                                                EXHIBIT 4.3


                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         This Second Amendment to Rights Agreement ("Amendment"), dated as of April 22, 1998 is entered into between REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the "Company") and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company (the "Rights Agent").

                                   WITNESSETH

         WHEREAS, The Company and Boatmen's Trust Company (as predecessor to the Rights Agent), were parties to that certain Rights Agreement dated as of May 4, 1993, as amended by that certain amendment dated as of July 26, 1995 (the "Rights Agreement"); and

         WHEREAS, ChaseMellon Shareholder Services, L.L.C. has succeeded to the interests of Boatmen's Trust Company as Rights Agent under the Rights Agreement; and

         WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time amend the Rights Agreement without the approval of any holders of Right Certificates (as defined in the Rights Agreement) in order to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions therein, or to make any other provisions or amendments thereto which the Company may deem necessary or desirable; and

         WHEREAS, In connection with the amendment of the Company's Restated Articles of Incorporation to authorize a new class of Non-Voting Common Stock, par value $0.01 per share (the "Non-Voting Common Stock"), the Company wishes to amend the Rights Agreement to provide that the terms and provisions of the Rights Agreement, shall extend to the holders of the Non-Voting Common Stock;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Section 1(g) of the Rights Agreement is revised to read in its entirety as follows:

                  (g) "Common Stock" or "Common Shares" shall mean either or both the Voting Common Stock or the Non-Voting Common Stock, as the context in which such term is used may require, except that "Common Stock" when used with reference to any Person other than the Company shall mean the capital stock with the greatest Voting Power of such Person or the equity securities or other equity interest having power to control or direct the management of such Person or, if such Person is a Subsidiary (as hereinafter defined) of another Person, of the Person which ultimately controls such first-mentioned Person and which has issued and outstanding such capital stock, equity securities or equity interests.

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         2.       Section 1 of the Rights Agreement is further revised to add the following subsections at the end thereof:


                  (t) "Non-Voting Common Stock" shall mean the Non-Voting Common
                      Stock, par value $.01 per share, of the Company.

                  (u) "Voting Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

         3. Section 11(b) of the Rights Agreement is revised to read in its entirety as follows:

                  (b) In the event any Person shall become an Acquiring Person ("Section 11(b) Event"), then proper provision shall be made so that each holder of a Right, subject to Section 7(e) and
                  Section 24 hereof and except as provided below, shall after the later of the occurrence of such event and the effective date of an appropriate registration statement pursuant to
                  Section 9 hereof, have a right to receive, upon exercise thereof at the then current Purchase Price multiplied by the then number of one one-hundred and fiftieths of a share of Preferred Stock for which a Right is then exercisable in accordance with the terms of this Agreement, in lieu of shares of Preferred Stock, such number of shares of Voting Common Stock of the Company as shall equal the result obtained by (y) multiplying the then current Purchase Price by the then number of one one-hundred and fiftieths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by (z) 50% of the current market price per one share of Voting Common Stock (determined pursuant to Section 11(f) hereof on the date of the occurrence of the Section 11(b) Event) (such number of shares being referred to as the "number of Adjustment Shares").

         4. Section 11(c) of the Rights Agreement is revised to read in its entirety as follows:

                  (c) In the event that there shall not be sufficient Treasury shares or authorized but unissued shares of Voting Common Stock to permit the exercise in full of the Rights in accordance with the foregoing Section 11(b), and the Rights become so exercisable, notwithstanding any other provision of this Agreement, to the extent necessary and permitted by applicable law and any agreements in effect on the date hereof to which the Company is a party, each Right shall thereafter represent the right to receive, upon exercise thereof at the then current Purchase Price multiplied by the then number of one one-hundred and fiftieth of a share of Preferred Stock for which a Right is then exercisable in accordance with the terms of this Agreement, a number of shares, or units of shares, of
                  (y) Voting Common Stock, and (z) preferred stock (or other equity securities) of the Company, including, but not limited to Preferred Stock, equal in the aggregate to the number of Adjustment Shares where the Board of Directors shall have in good faith deemed such shares or units, other than the shares of Voting Common Stock, to have at least the same value and


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                  voting rights as the Voting Common Stock (a "common stock
                  equivalent"); provided, however, if there are unavailable sufficient shares (or fractions of shares) of Voting Common Stock and/or common stock equivalents, then the Company shall take all such action as may be necessary to authorize additional shares of Voting Common Stock or common stock equivalents for issuance upon exercise of the Rights, including the calling of a meeting of shareholders; and provided, further, that if the Company is unable to cause sufficient shares of Voting Common Stock and/or common stock equivalents to be available for issuance upon exercise in full of the Rights, then the Company, to the extent necessary and permitted by applicable law and any agreements or instruments in effect on the date thereof to which it is a party, shall make provision to pay an amount in cash equal to twice the Purchase Price (as adjusted pursuant to this Section 11), in lieu of issuing shares of Voting Common Stock and/or common stock equivalents. To the extent that the Company determines that some action needs to be taken pursuant to this Section 11(c), a majority of the Board of Directors may suspend the exercisability of the Rights for a period of up to sixty (60) days following the date on which the Section 11(b) Event shall have occurred, in order to decide the appropriate form of distribution to be made pursuant to this Section 11(c) and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended. The Board of Directors may, but shall not be required to, establish procedures to allocate the right to receive Voting Common Stock and common stock equivalents upon exercise of the Rights among holders of Rights, which such allocation may be, but is not required to be, pro-rata.

         5. Section 11(f)(ii) of the Rights Agreement is revised to read in its entirety as follows:

                  (ii) For the purpose of any computation hereunder, the "current market price" per share (or one one-hundred and fiftieth of a share) of Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in clause (i) of this Section 11(f) (other than the last sentence thereof). If the current market price per share (or one one-hundred fiftieth of a share) of Preferred Stock cannot be determined in the manner provided above or if the Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this Section 11(f), the "current market price" per share of Preferred Stock shall be conclusively deemed to be an amount equal to 150 (as such number may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to the Voting Common Stock occurring after the date of this Agreement) multiplied by the current market price per share of the Voting Common Stock and the "current market price" per one one-hundred fiftieth of a share of Preferred Stock shall be equal to the current market price per share of the Voting Common Stock (as appropriately adjusted). If neither the Voting Common Stock nor the Preferred Stock is publicly held or so listed or traded, "current market price" per share shall mean the fair value per share as determined in good


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                  faith by the Board of Directors, whose determination
                  shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

         6. Section 24(a) of the Rights Agreement is revised to read in its entirety as follows:

                  (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for (i) in the case of holders of Voting Common Stock, additional shares of Voting Common Stock at an exchange ratio of one share of Voting Common Stock per Right or (ii) in the case of holders of Non-Voting Common Stock, additional shares of Non-Voting Common Stock at an exchange ratio of one share of Non-Voting Common Stock per Right, in either case appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than General American, the Company, any Subsidiary of the Company, any employee benefit plan or compensation arrangement of the Company or any such Subsidiary, or any entity holding securities of the Company to the extent organized, appointed or established by the Company or any such Subsidiary for or pursuant to the terms of any such employee benefit plan or compensation arrangement), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Voting Power of the Company.

         7. For the purpose of adjusting for the Company's three-for-two stock split in August 1997, wherever the phrase "one one-hundredth of a share" appears in the text of the Rights Agreement for purposes of determining the number of shares of Preferred Stock (as defined in the Rights Agreement) that may be obtained upon exercise of a Right (as defined in the Rights Agreement), it shall be replaced by the phrase "one one-hundred and fiftieth of a share," subject to further adjustment in accordance with Section 11 of the Rights Agreement, but the phrase "one one-hundredth of a share" shall not be changed for purposes of determining the Purchase Price (as such term is defined in the Rights Agreement).

         8. Except as specifically amended by this Second Amendment, the Rights Agreement will continue unchanged and henceforth the term "Rights Agreement" as used therein will mean the Rights Agreement as amended by the Amendment dated as of July 26, 1995 and by this Second Amendment, unless and until such Rights Agreement may again be amended.

         9. This Second Amendment shall be effective upon the effectiveness of the amendment to the Company's Restated Articles of Incorporation to authorize the Non-Voting Common Stock.


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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be duly executed, all as of the day and year first above written.



Attest:                                    REINSURANCE GROUP OF AMERICA,
                                           INCORPORATED



   /s/ James E. Sherman                    By:   /s/ Jack B. Lay
-------------------------------------      ---------------------------------
Name:   James E. Sherman                   Name:   Jack B. Lay
-------------------------------------      ---------------------------------
Title:  General Counsel and Secretary      Title:   Executive Vice President
-------------------------------------      ---------------------------------


Attest:                                    CHASEMELLON           SHAREHOLDER
                                           SERVICES, L.L.C.


   /s/ Linda M. Welch                      By:   /s/ H.E. Bradford
-------------------------------------      ---------------------------------
Name:   Linda M. Welch                     Name:   H.E. Bradford
-------------------------------------      ---------------------------------
Title:   Assistant Vice President          Title:   Vice President
-------------------------------------      ---------------------------------